Exhibit 99.1

JOINT FILING AGREEMENT

This will confirm the agreement among the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of the class A exchangeable limited voting shares of Brookfield Reinsurance Ltd. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: March 13, 2023

PARTNERS VALUE INVESTMENTS INC.

By:	/s/ Kathy Sarpash
	Name:	Kathy Sarpash
	Title:	Senior Vice President, General Counsel and Secretary

PARTNERS VALUE INVESTMENTS LP, by its general partner, PVI MANAGEMENT TRUST

By:	/s/ Kathy Sarpash
	Name:	Kathy Sarpash
	Title:	Senior Vice President, General Counsel and Secretary